Allegion plc
Incentive Stock Plan of 2023
Global Restricted Stock Unit Award Agreement
Dated as of [Grant Date] (“Grant Date”)
Allegion plc (the “Company”) hereby grants to [insert name] (“Participant”) a restricted stock unit award (the “RSUs”) with respect to [insert number of shares subject to RSUs] ordinary shares of the Company (the “Shares”), pursuant to and subject to the terms and conditions set forth in the Company’s Incentive Stock Plan of 2023 (the “Plan”) and to the terms and conditions set forth in this Global Restricted Stock Unit Award Agreement, including any appendix to the Award Agreement for Participant’s country (the “Appendix”) (the Restricted Stock Unit Award Agreement and the Appendix are referred to, collectively, as the “Award Agreement”). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Award Agreement.
1.Vesting Schedule.
Participant’s right to receive Shares subject to the RSUs shall vest in accordance with the table below (each date being a “Vesting Date”), subject to Participant’s continued employment with the Company or an Affiliate on each Vesting Date unless otherwise specified in Section 3.
2.Dividend Equivalents.
Participant shall be entitled to receive an amount equal to any cash dividend paid by the Company upon one Share for each RSU held by Participant when such dividend is paid (“Dividend Equivalent”), provided that, (i) Participant shall have no right to receive the Dividend Equivalents unless and until the associated RSUs vest, (ii) Dividend Equivalents shall not accrue interest and (iii) Dividend Equivalents shall be paid in cash at the time that the associated RSUs vest.
3.Termination of Employment.
(a)Group Termination
If Participant’s employment terminates involuntarily by reason of a group termination (including, but not limited to, terminations resulting from sale of a business or division, outsourcing of an entire function, reduction in workforce or closing of a facility) (a “Group Termination Event”), the number of Shares subject to the RSUs that would have vested within 12 months of termination of Participant’s active employment shall vest as of the date of termination of active employment (such date also being a “Vesting Date”) and all other RSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment, and Participant shall have no right to or interest in such RSUs, the underlying Shares or any associated Dividend Equivalents.
(b)Termination Due to Disability
If Participant’s employment terminates by reason of Disability, the Shares subject to the RSUs that have not yet vested shall vest as of the date of such termination of employment (such date also being a “Vesting Date”).
(c)Termination Due to Retirement
Notwithstanding the provisions of Section 3(a) and (b) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates after attainment of age 55 with at least 5 years of service (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1, notwithstanding such termination of employment.

(d)Termination Due to Death
Notwithstanding the provisions of Section 3(c) above, if Participant’s employment terminates due to death, the Shares subject to the RSUs that have not yet vested shall vest as of the date of such termination of employment (such date also being a “Vesting Date”).
(e)Termination Due to Any Other Reason
If Participant’s employment terminates (i) for any reason or in any circumstances other than those specified in Section 3(a) through (d) above or (ii) for Cause, all unvested RSUs and associated Dividend Equivalents shall be forfeited as of the date of termination of active employment and Participant shall have no right to or interest in such RSUs, the underlying Shares or any associated Dividend Equivalents.
4.Settlement.
(a)    General
On or as soon as administratively practicable (and any event within 30 days) following each Vesting Date, the Company shall cause to be issued to Participant Shares with respect to the RSUs that become vested on such Vesting Date. Notwithstanding the foregoing, if Participant is subject to U.S. federal income tax on any part of the payment of the RSUs and the RSUs are considered non-qualified deferred compensation subject to Section 409A of the Code, the vested RSUs shall be settled within 30 days of the earliest to occur of the following dates or events, subject to any delay required by Section 4(b) below and to such longer period as permitted under Section 409A in the case of Participant’s death: (i) the Vesting Dates set forth in Section 1, (ii) a “separation from service” within the meaning of Section 409A of the Code in the case of RSUs that vest pursuant to Section 3(a) or 3(b) above or Section 11(b)(i)(D) of the Plan, (iii) Participant’s death or (iv) a “change in control event” within the meaning of U.S. Treasury Regulation §1.409A-3(i)(5) in the case of RSUs that vest pursuant to Section 11(b) of the Plan. Such Shares shall be fully paid and non-assessable. Participant will not have any of the rights or privileges of a shareholder of the Company in respect of any Shares subject to the RSUs unless and until such Shares have been issued to Participant.
(b)    Delayed Payment
Notwithstanding Section 4(a) above, if the RSUs are considered an item of deferred compensation under Section 409A of the Code and the Shares are distributable by reason of a Participant’s separation from service during the period that Participant is both subject to U.S. federal income taxation and a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code), any Shares that would otherwise be issuable during the 6-month period immediately following Participant’s separation from service will be issued on the first day of the 7th month following Participant’s separation from service (or, if Participant dies during such period, within 30 days after Participant’s death).
5.Change in Control.
In the event of a Change in Control, the treatment of the RSUs will be governed by the terms of the Plan, subject to Section 4 above.
6.Responsibility for Taxes.
Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed legally applicable to Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Employer. Participant further acknowledges that the Company and the Employer (i)

make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items (other than U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items which become payable in a year prior to the year in which the Shares are issued pursuant to the RSUs, and other than Tax-Related Items due on Dividend Equivalents), the Company will withhold Shares otherwise issuable upon settlement of the RSUs. Alternatively, or in addition, in connection with any applicable taxable or tax withholding event, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their obligations (if any) with regard to all Tax-Related Items by one or a combination of the following:
(a)    withholding from Participant’s wages or other cash compensation payable to Participant by the Company, the Employer, or any Affiliate;
(b)    withholding from proceeds of the sale of Shares acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);
(c)    requiring Participant to tender a cash payment to the Company or an Affiliate in the amount of the Tax-Related Items; and/or
(d)    any other method of withholding determined by the Company to be permitted under the Plan and, to the extent required by Applicable Law or the Plan, approved by the Committee;
provided, however, that if Participant is an officer of the Company subject to Section 16 of the Exchange Act, the withholding methods described in this Section 6 (a) through (d) will only be used if the Committee (as constituted to satisfy Rule 16b-3 of the Exchange Act) determines, in advance of the applicable withholding event, that one such withholding method will be used in lieu of withholding Shares.
The Company may withhold for Tax-Related Items by considering statutory or other withholding rates, including maximum withholding rates applicable in Participant’s jurisdiction(s). In the event of over-withholding, Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in Shares) from the Company or the Employer; otherwise, Participant may be able to seek a refund from the local tax authority. In the event of under-withholding, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested portion of the RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
7.Nature of Grant.
By accepting the RSUs, Participant acknowledges, understands and agrees that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be amended, altered or discontinued by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;
(c)all decisions with respect to future restricted stock unit grants, if any, will be at the sole discretion of the Company;
(d)Participant is voluntarily participating in the Plan;
(e)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
(g)unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, services Participant may provide as a director of an Affiliate;
(h)the RSU grant and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Affiliate and will not interfere with the ability of the Company, the Employer or any Affiliate, as applicable, to terminate Participant’s employment or service relationship (if any);
(i)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(j)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from Participant ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) or from cancellation of the RSUs or recoupment of any financial gain resulting from the RSUs as described in Section 15 below;
(k)for purposes of the RSUs, Participant’s employment or other service relationship will be considered terminated as of the date Participant is no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of Applicable Laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) and, unless otherwise expressly provided in this Award Agreement or determined by the Company, Participant’s right to vest in the RSUs under the Plan, if any, will terminate as of such date, or will be measured with reference to such date in the case of a Group Termination Event, Retirement or termination due to Disability or death, and will not be extended by any notice period (e.g., Participant’s period of active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Applicable Laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the RSUs (including whether Participant may still be considered to be providing services while on a leave of absence);

(l)unless otherwise provided in the Plan or by the Company, in its discretion, the RSUs and the benefits evidenced by this Award Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(m)neither the Company, nor the Employer nor any Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
8.No Advice Regarding Grant.
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.
9.Data Privacy.
(a)Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all RSUs granted under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The Company, with its registered address at Block D, Iveagh Court, Harcourt Road, Dublin 2, Ireland, acts as the data controller in respect of such Data.
For Participants in the European Union / European Economic Area / Switzerland / United Kingdom (“EEA+”), the legal basis for the processing of Data is that it is necessary for the performance of the Company's contractual obligation to deliver Shares (if the conditions of the Plan and the Award Agreement are satisfied) and, generally, to manage and administer Participant's participation in the Plan.
For Participants outside the EEA+, the legal basis for the processing of Data is Participant’s consent.
(b)Stock Plan Administration Service Providers. The Company transfers Data to UBS, Broadridge Output Solutions, Inc., Cognizant Worldwide Limited, DG3, HCL Technologies Limited, Iron Mountain, and Solium Capital, which assist the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and share Data with such other providers serving in a similar manner. Participant may be asked to acknowledge or (where applicable) agree to separate terms and data processing practices with the service providers, with such agreement (where applicable) being a condition to the ability to participate in the Plan.
(c)International Data Transfers. The Company and its service providers are based in the United States. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States.
For Participants in the EEA+, the legal basis for the transfer of Data is that it is necessary for the performance of the Company's contractual obligation to deliver Shares (if the conditions of the Plan and the Award Agreement are satisfied) and, generally, to manage and administer Participant's participation in the Plan.

For Participants outside the EEA+, the legal basis for the transfer of Data is Participant’s consent.
(d)Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with Applicable Law, exercise or defense of legal rights, and archiving, back-up and deletion processes. This may extend beyond Participant’s period of employment with the Company or the Employer.
(e)Data Subject Rights. Participant may have a number of rights under the data privacy laws in his or her jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant understands that he or she can contact Dataprivacy@Allegion.com.
(f)Declaration of Consent (for Participants outside the EEA+ Only). By accepting this award of RSUs and indicating consent via the Company’s online acceptance procedure, Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned herein, including recipients located in countries which may not have a similar level of protection from the perspective of the data protection laws in Participant’s country.
Participation in the Plan is voluntary and Participant is providing the consents described herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant RSUs under the Plan to Participant or administer or maintain Participant’s participation in the Plan.
10.Electronic Delivery and Participation.
The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
11.Insider Trading/Market Abuse Laws.
Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and Participant’s country of residence, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., RSUs) or rights linked to the value of Shares under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by the laws in Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider trading policy.
12.Foreign Asset/Account Reporting; Exchange Controls.
Participant may be subject to foreign asset and/or account reporting requirements and/or exchange controls as a result of the exercise of the RSUs, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. For example, Participant may be required to report such assets, accounts, account balances and values and/or related transactions to the tax or other authorities in

Participant’s country. Participant may also be required to repatriate sale proceeds or other funds received pursuant to the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. Participant is responsible for ensuring compliance with any applicable requirements and should speak to Participant’s personal legal advisor regarding these requirements.
13.Country-Specific Terms and Conditions.
Notwithstanding any provisions in this Award Agreement, the RSUs and the Shares subject to the RSUs shall be subject to any special terms and conditions for Participant’s country set forth in the Appendix. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
14.Imposition of Other Requirements.
This grant is subject to, and limited by, all Applicable Laws and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Participant agrees that the Company shall have unilateral authority to amend the Plan and this Award Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of Shares. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
15.Recoupment.
By accepting these RSUs, Participant acknowledges, understands and agrees that any award of RSUs, any Shares acquired pursuant to such RSUs, and any gains realized from the sales of such Share are subject to the Company’s Amended and Restated Clawback / Recoupment Policy and to the extent Participant is designated an “executive officer” by the Committee, the Company’s Rule 10D-1 Clawback Policy, as each is amended from time to time (collectively, the “Company Recoupment Policies”). As such, any award of RSUs that was made to a Participant who is subject to the Company Recoupment Policies, and any Shares acquired pursuant to such RSUs, may be subject to deduction, clawback or forfeiture to satisfy a recoupment obligation under the Company Recoupment Policies. Participant further agrees that the RSUs and any financial gain realized by Participant through the RSUs shall be subject to forfeiture, deduction, and/or repayment to the Company to the extent required to comply with any Applicable Laws. In order to satisfy any recoupment obligation arising under the Company Recoupment Policies, any other clawback or recoupment policy of the Company or otherwise under Applicable Laws, among other things, Participant expressly and explicitly authorizes the Company to issue instructions, on Participant’s behalf, to any brokerage firm or stock plan service provider engaged by the Company to hold any Shares or other amounts acquired pursuant to the RSUs to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of the Company Recoupment Policies. The Company Recoupment Policies provide, among other things, that if Participant is terminated for Cause (as defined in the Plan) or commits fraud or engages in intentional misconduct that results in a need for the Company to restate its financial statements, then the Committee or management, to the extent delegated by the Committee, may direct the Company to (i) cancel any outstanding portion of the RSUs and (ii) recover all or a portion of the financial gain realized by Participant through the RSUs.
16.Choice of Law and Venue.
The RSU grant and the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state’s conflict of laws or provisions, as provided in the Plan. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware and agree that such litigation shall be conducted in the courts of New Castle County, Delaware, or the federal courts for the United States for the District of Delaware, where this grant is made and/or to be performed.
17.Code Section 409A.
To the extent Participant is subject to U.S. federal income tax (a “U.S. Taxpayer”), the RSUs are intended to be exempt from, or otherwise comply with, the requirements of Section 409A of the Code. Accordingly, all provisions included in this Award Agreement, or incorporated by reference, will be interpreted and administered in accordance with that intent. If any provision of the Plan or this Award Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended or limited so as to avoid the conflict. However, the Company makes no representation that the RSUs are exempt from or compliant with Section 409A of the Code and makes no undertaking to preclude Section 409A from applying to the RSUs. In no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or Affiliates) have any liability to Participant or to any other party if the RSUs or payment of the RSUs that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.
18.Severability.
The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
19.Language.
Participant acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow Participant to understand the terms of this Award Agreement and any other documents related to the Plan. If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
20.Waiver.
Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant in the Plan.
21.Acknowledgement of Availability of Plan Prospectus.
Participant acknowledges that he or she has been provided with access to a copy of the Plan prospectus and Plan document, links to both of which are available below:
[EMBED LINK TO PLAN PROSPECTUS] [EMBED LINK TO PLAN DOCUMENT]

Paper copies of the Plan prospectus and Plan document are also available upon request from the Company’s stock administration department, at the contact information provided on the cover page of the Plan prospectus.
22.Acknowledgement & Acceptance within 120 Days.
This grant is subject to acceptance, within 120 days of the Grant Date, by electronic acceptance through the website of UBS, the Company’s stock plan administrator. Failure to accept the RSUs within 120 days of the Grant Date may result in cancellation of the RSUs.
Signed for and on behalf of the Company:

__________________________________
John H. Stone
President and Chief Executive Officer
Allegion plc

This document constitutes part of a prospectus covering securities that have been registered under the U.S. Securities Act of 1933.

Appendix
to

Allegion plc
Incentive Stock Plan of 2023

Global Restricted Stock Unit Award Agreement
Country-Specific Terms and Conditions

This Appendix includes special terms and conditions applicable to Participant if Participant is in one of the countries listed below. These terms and conditions supplement or replace (as indicated) the terms and conditions set forth in the Global Restricted Stock Unit Award Agreement. If Participant is a citizen or resident of a country other than the one in which he or she is currently working, or if Participant transfers employment or residency to another country after the RSUs are granted, the Company, in its discretion, will determine the extent to which the terms and conditions set forth in this Appendix will apply to the Participant.
This Appendix also includes information relating to exchange control, foreign asset / account reporting requirements and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of January 2024. Such laws are often complex and change frequently. As a result, Participant should not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the RSUs vest or the Shares acquired under the Plan are sold.
In addition, the information is general in nature and may not apply to Participant’s particular situation. The Company is not in a position to assure Participant of any particular result. Accordingly, Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, or if Participant transfers employment or residency to another country after the RSUs are granted, the information contained herein may not be applicable to Participant.

Australia
Securities Law Information. The offer of RSUs is being made under Division 1A, Part 7.12 of the Australian Corporations Act 2001 (Cth).
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in that Act).
Austria
Termination Due to Retirement. This provision replaces Section 3(c) of the Award Agreement:
Notwithstanding the provisions of Section 3(a) and (b) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1, notwithstanding such termination of employment.
Exchange Control Information. If Participant holds securities (including Shares obtained through the Plan) or cash (including proceeds from the sale of Shares) outside Austria, Participant may be subject to reporting requirements to the Austrian National Bank on a quarterly basis. If the value of the Shares meets or exceeds €5,000,000, Participant must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. In all other cases, an annual reporting obligation applies and the report has to be filed as of December 31 on or before January 31 of the following year using the form P2.
If the transaction volume of all Participant’s cash accounts abroad meets or exceeds €10,000,000, the movements and balances of all accounts must be reported monthly with the form “Meldungen SI-Forderungen und/oder SIVerpflichtungen.” Participant should consult his or her personal legal advisor to ensure compliance with applicable reporting obligations.
Belgium
Termination Due to Retirement. This provision replaces Section 3(c) of the Award Agreement:
Notwithstanding the provisions of Section 3(a) and (b) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1, notwithstanding such termination of employment.
Foreign Asset/Account Reporting Information. Participant is required to report any securities and bank or brokerage accounts held outside of Belgium on Participant’s annual tax return. In a separate report, Belgian residents are required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.
Canada
Settlement. This provision supplements Section 4 of the Award Agreement:

The grant of the RSUs does not provide any right for Participant to receive a cash payment and the RSUs will be settled in Shares only.
Termination of Employment. This provision replaces Section 7(k) of the Award Agreement:
For purposes of the RSUs, Participant's employment or other service relationship will be considered terminated, and Participant's right (if any) to earn, seek damages in lieu of, vest in or otherwise benefit from any portion of the RSUs pursuant to this Award Agreement will be measured by, the date that is the earliest of:
i.the date Participant's employment with the Employer is terminated for any reason; and
ii.the date Participant receives written notice of termination from the Employer;
regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. For greater certainty, Participant will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which Participant's right to vest terminates, nor will Participant be entitled to any compensation for lost vesting.
Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, Participant's right to vest in the RSUs, if any, will terminate effective upon the expiry of the minimum statutory notice period, but Participant will not earn or be entitled to pro-rated vesting if the Vesting Date falls after the end of the statutory notice period, nor will Participant be entitled to any compensation for lost vesting. In any event, if employment standards legislation explicitly requires continued vesting during a statutory notice period, then the additional vesting provided under Section 3(a) is deemed to be inclusive of any entitlements that arise during the applicable statutory notice period.
Securities Law Information. Participant is permitted to sell Shares acquired under the Plan through UBS or such other broker designated under the Plan, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Company’s ordinary shares are currently traded on the New York Stock Exchange which is located outside of Canada, under the ticker symbol “ALLE” and Shares acquired under the Plan may be sold through this exchange.
Foreign Asset/Account Reporting Information. Participant is required to report his or her foreign specified property, including Shares and rights to receive Shares (e.g., RSUs), on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign specified property exceeds C$100,000 at any time during the year. RSUs must be reported (generally, at a nil cost) if the C$100,000 cost threshold is exceeded because of other foreign specified property held by Participant. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares. Participant should consult his or her personal tax advisor to ensure compliance with applicable reporting obligations.
The following provisions will apply to Participant if he or she is a resident of Quebec:
French Language Documents. A French translation of this document and the Plan will be made available to Participant as soon as reasonably practicable. Notwithstanding anything to the contrary in the Award Agreement, and unless Participant indicates otherwise, the French translation of this document and the Plan will govern Participant’s participation in the Plan.

Documents en Langue Française. Une traduction française du présent document et du Plan sera mise à la disposition du Participant dès que cela sera raisonnablement possible. Nonobstant toute disposition contraire dans le Contrat, et à moins que le Participant n'indique le contraire, la traduction française du présent document et du Plan régira la participation du Participant au Plan.
Data Privacy. This provision supplements Section 9 of the Award Agreement:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, its Affiliates and UBS (or any other stock plan service provider that may be selected by the Company to assist with the Plan) to disclose and discuss the Plan with their respective advisors. Participant further authorizes the Company and its Affiliates to record such information and to keep such information in Participant’s employee file. Participant acknowledges that Participant’s personal information, including any sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the U.S. If applicable, Participant also acknowledges that the Company, the Employer, UBS, and any other Affiliates involved in the administration of the Plan may use technology for profiling purposes and to make automated decisions that may have an impact on Participant or the administration of the Plan.
China
Termination Due to Retirement. This provision replaces Section 3(c) of the Award Agreement:
Notwithstanding the provisions of Section 3(a) and (b) above, and unless Participant’s employment is terminated for Cause, if Participant’s employment terminates after attainment of age 55 with at least 5 years of service (“Retirement”), the Shares subject to the RSUs that have not yet vested shall vest as of the date of such termination of employment (such date also being a “Vesting Date”).
Settlement. This provision supplements Section 4 of the Award Agreement:
To facilitate compliance with any Applicable Laws or regulations in China, Participant agrees and acknowledges that the Company (or a brokerage firm instructed by the Company, if applicable) is entitled to (i) immediately sell all Shares issued to Participant at settlement (on Participant’s behalf and at Participant’s direction pursuant to this authorization), either at the time of settlement or when Participant ceases employment with the Employer, the Company or an Affiliate or at such other time the Company determines is necessary or desirable, or (ii) require that any Shares acquired under the Plan be held with a Company-designated broker until such Shares are sold.
Without limitation to the foregoing, if Participant’s employment terminates and Participant holds or acquires any Shares at that time, Participant (or, in circumstances where Participant’s employment terminates due to death, Participant’s estate or the person(s) who acquired the right to the Shares under Applicable Law) will be required to sell all Shares prior to the last trading day of the fifth month following termination of employment. If the Shares have not been sold by such date, the Company-designated broker will automatically sell all Shares on Participant’s behalf on or as soon as practicable after the last trading day of the fifth month following termination of employment and in no event later than six months following termination of employment.
Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the Company’s designated brokerage firm) to effectuate the sale of the Shares and acknowledges that neither the Company nor the designated brokerage firm is under any obligation to arrange for such sale of the Shares at any particular price (it being understood that the sale will occur at the then-current market price) and that broker’s fees or commissions may be incurred in any such sale. In any event, when the Shares acquired under the Plan are sold, the proceeds of the sale of the Shares, less any Tax-Related Items and broker’s fees or commissions, will be remitted to Participant in accordance with applicable exchange control laws and regulations.
Exchange Control Restrictions. Participant understands and agrees that, if he or she is a national of the People’s Republic of China (the “PRC”) and subject to exchange control restrictions in China, he or she will be required to immediately repatriate the proceeds of the sale of Shares and any cash dividends or Dividend Equivalents to China. Participant further understands that the repatriation of such funds may need to be effected through a special exchange control account established by the Company or an Affiliate and he or she hereby consents and agrees that such funds may be transferred to such special account prior to being delivered to Participant’s personal account.
Participant also understands that the Company will deliver any sale proceeds, cash dividends or Dividend Equivalents to Participant as soon as practicable, but that there may be delays in distributing the funds due to exchange control requirements in China. Proceeds may be paid to Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid in U.S. dollars, Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, the Company is under no obligation to secure any particular currency conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions, and Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time (i) the Tax-Related Items are converted to local currency and remitted to the tax authorities and/or (ii) the net proceeds are converted to local currency and distributed to Participant.
Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
France
RSUs Not Tax-Qualified. The RSUs are not intended to be French tax-qualified.
Termination Due to Retirement. This provision replaces Section 3(c) of the Award Agreement:
Notwithstanding the provisions of Section 3(a) and (b) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1, notwithstanding such termination of employment.
Language Consent. In accepting the RSUs, Participant confirms having read and understood the documents relating to the RSUs (the Plan and the Award Agreement including this Appendix), which were provided in English. Participant accepts the terms of those documents accordingly.
Consentement Relatif à la Langue Utilisée. En acceptant cette Attribution, le Participant confirme avoir lu et compris les documents relatifs à cette Attribution (le Plan, le Contrat d’Attribution incluant cette Annexe), qui ont été remis en langue anglaise. Le Participant accepte les termes de ces documents en conséquence.
Foreign Asset/Account Reporting Information. Participant is required to report any Shares and foreign bank accounts, including accounts closed during the tax year, to the French tax authorities when filing his or her annual tax return.
Germany
Termination Due to Retirement. This provision replaces Section 3(c) of the Award Agreement:

Notwithstanding the provisions of Section 3(a) and (b) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1, notwithstanding such termination of employment.
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported to the German Federal Bank (Bundesbank). If Participant makes or receives a payment in excess of this amount (including if Participant acquires Shares with a value in excess of this amount under the Plan or sells Shares via a foreign broker, bank or service provider and receives proceeds in excess of this amount) and/or if the Company withholds or sells Shares with a value in excess of this amount to cover Tax-Related Items, Participant must report the payment and/or the value of the Shares withheld or sold to the Bundesbank, either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by the Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by the Bundesbank. Participant is responsible for complying with applicable reporting obligations and should speak to his or her personal legal advisor on this matter.
Hong Kong
Settlement. This provision supplements Section 4 of the Award Agreement:
The grant of the RSUs does not provide any right for Participant to receive a cash payment and the RSUs will be settled in Shares only. Further, Shares received under the Plan are accepted as a personal investment. In the event the RSUs vest and Shares are issued to Participant within six months of the Grant Date, Participant agrees that he or she will not dispose of the Shares acquired prior to the six-month anniversary of the Grant Date.
Securities Law Information. WARNING: The RSUs and the Shares issued upon vesting of the RSUs do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Affiliates. The Award Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Award Agreement, including this Appendix, the Plan and other incidental communication materials are intended only for the personal use of each eligible employee and not for distribution to any other person. Participant is advised to exercise caution in relation to the RSUs. If Participant has questions about any of the contents of the Award Agreement, including this Appendix, or the Plan, he or she should contact a legal or other professional advisor.
India
Exchange Control Information. Participant must repatriate any funds realized under the Plan (e.g., cash dividends paid on Shares, sale proceeds received from the sale of Shares, etc.) to India within the required time periods specified under applicable Indian exchange control regulations. Participant must maintain the foreign inward remittance certificate received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation. Participant agrees to provide any information that may be required by the Company or the Employer to make any applicable filings under exchange control laws in India. Participant should consult his or her personal legal advisor to ensure compliance with applicable requirements.
Foreign Asset/Account Reporting Information. Participant is required to declare foreign bank accounts and any foreign financial assets (including Shares) in his or her annual tax return. Participant should consult his or her personal tax advisor to ensure compliance with applicable reporting obligations.
Ireland
Termination Due to Retirement. This provision replaces Section 3(c) of the Award Agreement:
Notwithstanding the provisions of Section 3(a) and (b) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1, notwithstanding such termination of employment.
Director Notification Information. Directors, shadow directors1 or secretaries of the Company or an Irish Affiliate, whose interests in the Company represent more than 1% of the Company’s voting share capital, must notify the Company or the Irish Affiliate, as applicable, in writing when (i) receiving or disposing of an interest in the Company (e.g., RSUs, Shares, etc.), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children of such individuals (whose interests will be attributed to the director, shadow director or secretary).
Italy
Termination Due to Retirement. This provision replaces Section 3(c) of the Award Agreement:
Notwithstanding the provisions of Section 3(a) and (b) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1, notwithstanding such termination of employment.
Document Acknowledgment. By accepting the RSUs, Participant acknowledges that he or she has received a copy of, and has reviewed the Plan and the Award Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement, including this Appendix.
Participant further acknowledges that Participant has read and specifically and expressly agrees to the following provisions of the Award Agreement: (i) Responsibility for Taxes; (ii) Electronic Delivery and Participation; (iii) Recoupment Provision; and (iv) Choice of Law and Venue.
Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold investments abroad and/or foreign financial assets (including Shares and cash) which may generate income taxable in Italy are required to report such investments and assets on their annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due. These reporting obligations also apply to Italian residents who are the beneficial owners of the investments abroad or foreign financial assets under Italian money laundering provisions. Participant should consult his or her personal legal advisor to ensure compliance with applicable reporting obligations.
Luxembourg
Termination Due to Retirement. This provision replaces Section 3(c) of the Award Agreement:
1 A shadow director is an individual who is not on the board of directors of the Company or the Irish Affiliate but who has sufficient control so that the board of directors of the Company or the Irish Affiliate, as applicable, acts in accordance with the directions and instructions of the individual.

Notwithstanding the provisions of Section 3(a) and (b) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1, notwithstanding such termination of employment.
Mexico
Labor Law Policy and Acknowledgment. By accepting the RSUs, Participant expressly recognizes that Allegion plc, with registered offices at Earlsfort Centre, Earlsfort Terrace, Dublin, Ireland, is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and Participant’s sole Employer is either Allegion de Mexico, S. de R.L. de C.V. or Schlage de Mexico SA de CV (“Allegion-Mexico”). Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that Participant may derive from his or her participation in the Plan do not establish any rights between Participant and Allegion-Mexico, and do not form part of the employment conditions and/or benefits provided by Allegion-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.
Participant further understands that his or her participation in the Plan is a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.
Finally, Participant hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company, its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.
Plan Document Acknowledgment. By accepting the RSUs, Participant acknowledges that he or she has received a copy of the Plan, has reviewed the Plan and the Award Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Award Agreement. In addition, by accepting the RSUs, Participant acknowledges that he or she has read and specifically and expressly approves the terms and conditions in Section 7 of the Award Agreement (“Nature of the Grant”), in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) neither the Company, the Employer nor any Affiliate is responsible for any decrease in the value of the Shares underlying the RSUs.
Política de la Ley Laboral y Reconocimiento. Al aceptar las Unidades de Acciones Restringidas (RSU), el Participante reconoce expresamente que Allegion plc, con oficinas registradas ubicadas a Earlsfort Centre, Earlsfort Terrace, Dublin, Ireland, es el único responsable de la administración del Plan y que participación del Participante en el mismo y la adquisición de Acciones no constituye de ninguna manera una relación laboral entre el Participante y la Compañía, debido a que la participación de esa persona en el Plan deriva únicamente de una relación comercial y el único Patrón del participante es Allegion de Mexico, S. de R.L. de C.V. o Schlage de Mexico SA de CV (“Allegion-México”). Derivado de lo anterior, el Participante reconoce expresamente que el Plan y los beneficios que pudieran derivar para el Participante por su participación en el mismo, no establecen ningún derecho entre el Participante e Allegion-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por Allegion-México, y cualquier modificación al Plan o la terminación del mismo de ninguna manera podrá ser interpretada como una modificación o desmejora de los términos y condiciones de trabajo del Participante.

Asimismo, el Participante reconoce que su participación en el Plan es resultado de la decisión unilateral y discrecional de la Compañía, por lo tanto, la Compañía se reserva el derecho absoluto para modificar y/o discontinuar la participación del Participante en cualquier momento, sin ninguna responsabilidad hacia el Participante.
Finalmente el Participante manifiesta que no se reserva ninguna acción o derecho que ejercitar en contra dela Compañía, por cualquier compensación o daños o perjuicios en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia exime amplia y completamente a la Compañía, sus Afiliadas, sucursales, oficinas de representación, sus accionistas, administradores, agentes y representantes legales con respecto a cualquier reclamo que pudiera surgir.
Reconocimiento de Documentos del Plan. Al aceptar las Unidades de Acciones Restringidas (RSU), el Participante reconoce que ha recibido una copia del Plan, que ha revisado el Plan y el Acuerdo de Concesión en su totalidad y entiende y acepta los términos del Plan y del Acuerdo de Concesión. Adicionalmente, al aceptar los RSU, el Participante reconoce que ha leído y específica y expresamente aprueba los términos y condiciones del Sección 7 del Acuerdo de Concesión (denominado “Naturaleza de la Concesión”), donde claramente se establece que (i) la participación en el Plan no constituye un derecho adquirido, (ii) el Plan y la participación en el Plan es ofrecido por la Compañía en forma totalmente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) ni la Compañía ni el Patrón ni su Afiliada es responsable por el decremento en el valor de las acciones de los RSU.
Securities Law Information. The RSUs and the Shares offered under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Award Agreement and any other document relating to the RSUs may not be publicly distributed in Mexico. These materials are addressed to Participant only because of Participant’s existing relationship with the Company and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of Allegion-Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
Netherlands
Termination Due to Retirement. This provision replaces Section 3(c) of the Award Agreement:
Notwithstanding the provisions of Section 3(a) and (b) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1, notwithstanding such termination of employment.
New Zealand
Securities Law Information. WARNING: Participant is being offered RSUs which, upon vesting and settlement in accordance with the terms of the Plan and the Award Agreement, will be converted into Shares. Participant may receive a return if dividends are paid.
If the Company runs into financial difficulties and is wound up, Participant may lose some or all of his or her investment.
New Zealand law normally requires persons and entities that offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme.

As a result, Participant may not be given all the information usually required. Participant will also have fewer other legal protections for this investment.
Participant should ask questions, read all documents carefully, and seek independent financial advice before committing to the RSUs.
The Company’s ordinary shares are currently traded on the New York Stock Exchange under the ticker symbol “ALLE” and Shares acquired under the Plan may be sold through this exchange. Participant may end up selling the Shares at a price that is lower than the value of the Shares when Participant acquired them. The price will depend on the demand for the Company’s ordinary shares.
The Company’s most recent annual report (which includes the Company’s financial statements) is available at http://investor.allegion.com/financial-information/annual-reports-and-proxies. Participant is entitled to receive a copy of this report, free of charge, upon written request to the Company at Investor Relations Department; 11819 N. Pennsylvania Street; Carmel, Indiana 46032.
Poland
Termination Due to Retirement. This provision replaces Section 3(c) of the Award Agreement:
Notwithstanding the provisions of Section 3(a) and (b) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1, notwithstanding such termination of employment.
Exchange Control Information. Polish residents holding foreign securities (including Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets held abroad) exceeds PLN 7,000,000. If required, the reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland. Any transfer of funds in excess of a specified threshold (currently €15,000, or PLN 15,000 if such transfer of funds is connected with business activity of an entrepreneur) must be effected through a bank account in Poland. Participant should maintain evidence of such foreign exchange transactions for five years, in case of a request for production of same by the National Bank of Poland.
Singapore
Restriction on Sale and Transferability. To the extent RSUs vest within six months of the Grant Date, Participant may not dispose of the Shares acquired pursuant to the RSUs, or otherwise offer the Shares to the public, prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to one or more exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”), or pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
Securities Law Notification. The offer of the Plan is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA and is not made with a view to the RSUs or underlying Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Requirement. The directors, associate directors or shadow directors of a Singaporean Affiliate are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singaporean Affiliate in writing of an interest (e.g., RSUs, Shares, etc.) in the Company or any related company within two business days of (a) its acquisition or disposal, (b) any change in a previously-disclosed interest (e.g., upon vesting of the RSUs or when Shares acquired under the Plan are subsequently sold), or (c) becoming a director. Participant understands that if he or she is the Chief Executive Officer (“CEO”) of a Singaporean Affiliate and the above notification requirements are determined to apply to the CEO of a Singaporean Affiliate, the above notification requirements also may apply to Participant.
South Korea
Foreign Asset / Account Reporting Information. Korean residents must declare all foreign financial accounts (e.g., brokerage accounts, bank accounts) to the Korean tax authority and file a report with respect to such accounts if the value of the assets in such accounts exceeds KRW 500 million (or the equivalent amount in a foreign currency) on any month-end date during the calendar year. Participant should consult his or her personal tax advisor to ensure compliance with applicable reporting obligations.
Domestic Broker Requirement. Korean residents are not permitted to sell foreign securities (including Shares) through non-Korean brokers (such as UBS) or deposit funds resulting from the sale of Shares in an account with an overseas financial institution. If Participant wishes to sell Shares acquired under the Plan, Participant may be required to transfer the Shares to a domestic investment broker in Korea and to effect the sale through such broker. Participant is solely responsible for engaging the domestic broker in Korea. However, on December 29, 2023, the Financial Services Commission issued an advance notice of legislative action which may allow Korean residents to dispose of overseas-listed securities without using Korean licensed brokers as early as March 2024. Participant should consult his or her personal legal advisor to ensure compliance with applicable requirements.
Sweden
Termination Due to Retirement. This provision replaces Section 3(c) of the Award Agreement:
Notwithstanding the provisions of Section 3(a) and (b) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1, notwithstanding such termination of employment.
Responsibility for Taxes. This provision supplements Section 6 of the Award Agreement:
Without limiting the Company’s and the Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth in Section 6 of the Award Agreement, in accepting the grant of RSUs, Participant authorizes the Company and/or the Employer to withhold Shares or to sell Shares otherwise deliverable to Participant upon vesting/settlement to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer has an obligation to withhold such Tax-Related Items.
Switzerland
Securities Law Information. Neither this document nor any other materials relating to the RSUs (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”); (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than a Participant; or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.
Turkey
Securities Law Information. The RSUs are made available only to employees of the Company or its Affiliates, and the offer of participation in the Plan is a private offering. Participant is not permitted to publicly offer any Shares acquired under the Plan in Turkey unless such public offering is approved by the Turkish Capital Markets Board in accordance with Turkish laws. The Shares are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “ALLE” and Shares acquired under the Plan may be sold through this exchange.
Exchange Control Information. Exchange control regulations require Turkish residents to conduct any activity related to investments in foreign securities through a bank or financial intermediary institution licensed by the Turkish Capital Markets Board. Participant should consult his or her personal legal advisor to ensure compliance with applicable requirements.
United Arab Emirates
Securities Law Information. The RSUs are available only for select employees of the Company and its Affiliates and are in the nature of providing employee incentives in the United Arab Emirates. The Award Agreement (including the Appendix), the Plan and other incidental communication materials are intended for distribution only to eligible employees for the purposes of an employee incentive scheme, and must not be delivered to, or relied on, by any other person.
The Dubai Creative Clusters Authority, Emirates Securities and Commodities Authority and/or the Central Bank of the United Arab Emirates have no responsibility for reviewing or verifying any documents in connection with the RSUs. Further, neither the Ministry of Economy nor the Dubai Department of Economic Development have approved this Award Agreement nor taken steps to verify the information set out in it, and have no responsibility for it.
The securities to which this Award Agreement relate may be illiquid and/or subject to restrictions on their resale. Individuals should conduct their own due diligence on the securities.
Residents of the United Arab Emirates who do not understand or have questions regarding this Award Agreement (including the Appendix) or the Plan should consult an authorized financial adviser.
United Kingdom (the “U.K.”)
Termination Due to Retirement. This provision replaces Section 3(c) of the Award Agreement:
Notwithstanding the provisions of Section 3(a) and (b) above, and unless Participant’s employment terminates for Cause, if Participant’s employment terminates due to retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Shares subject to the RSUs shall continue to vest according to the schedule set forth in Section 1, notwithstanding such termination of employment.
Responsibility for Taxes. This provision supplements Section 6 of the Award Agreement:
Without limitation to Section 6 of the Award Agreement, Participant agrees that Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax–Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Participant’s behalf.
Notwithstanding the foregoing, if Participant is an executive officer or director (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that Participant is an executive officer or director and the income tax is not collected from or paid by Participant within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to Participant on which additional income tax and national insurance contributions may be payable. Participant acknowledges that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, the amount of any employee national insurance contributions due on this additional benefit.
United States
Foreign Asset / Account Reporting Information. Under the Foreign Account Tax Compliance Act (“FATCA”), U.S. Taxpayers who hold Shares or rights to acquire Shares (e.g., RSUs) may be required to report certain information related to their holdings to the extent the aggregate value of the RSUs/Shares exceed certain thresholds (depending on Participant’s filing status) with Participant’s annual tax return. Participant should consult with Participant’s personal tax or legal advisor regarding any FATCA reporting requirements with respect to the RSUs or any Shares acquired under the RSUs. In addition, Report of Foreign Bank and Financial Account (“FBAR”) requirements may also apply to Participant if Participant hold assets, such as Shares, outside the U.S.